77B Accountant's Report on Internal Control
Nations Funds Trust

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             Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Nations Funds Trust

In planning and performing our audits of the financial statements of Nations Asset Allocation Fund, Nations Kansas Municipal Income Fund, Nations Marsico Focused Equities Fund, Nations Marsico Growth Fund, Nations Marsico 21st Century Fund, Nations Marsico International Opportunities Fund, Nations MidCap Index Fund, Nations MidCap Value Fund, Nations New York Tax-Exempt Reserves, Nations Global Value Fund, Nations Government Securities Fund, Nations High Yield Bond Fund, Nations LifeGoal Balanced Growth Portfolio, Nations LifeGoal Growth Portfolio, Nations LifeGoal Income Portfolio, Nations LifeGoal Income and Growth Portfolio, Nations Intermediate Bond Fund, Nations International Equity Fund, Nations International Value Fund, Nations California Municipal Bond Fund, Nations California Intermediate Municipal Bond Fund, Nations California Tax-Exempt Reserves, Nations Cash Reserves, Nations Convertible Securities Fund, Nations Government Reserves, Nations Money Market Reserves, Nations Municipal Reserves, Nations Treasury Reserves, Nations Small Company Fund, Nations Bond Fund, Nations Short-Intermediate Government Fund, Nations Short-Term Income Fund, Nations Strategic Income Fund, Nations LargeCap Enhanced Core Fund, Nations LargeCap Index Fund, Nations MidCap Growth Fund, Nations SmallCap Index Fund, Nations SmallCap Value Fund, Nations Strategic Growth Fund, Nations Tax Exempt Reserves, Nations Value Fund, Nations Intermediate Municipal Bond Fund, Nations Municipal Income Fund, Nations Short-Term Municipal Income Fund, Nations Florida Intermediate Municipal Bond Fund, Nations Florida Municipal Bond Fund, Nations Georgia Intermediate Municipal Bond Fund, Nations Maryland Intermediate Municipal Bond Fund, Nations North Carolina Intermediate Municipal Bond Fund, Nations South Carolina Intermediate Municipal Bond Fund, Nations Tennessee Intermediate Municipal Bond Fund, Nations Texas Intermediate Municipal Bond Fund, Nations Virginia Intermediate Municipal Bond Fund, Corporate Bond Portfolio, Mortgage- and Asset-Backed Portfolio and High Income Portfolio (each a portfolio of Nations Funds Trust, hereafter referred to as the "Trust") for the year ended March 31, 2005, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2005.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Pricewaterhouse LLP
PricewaterhouseCoopers LLP
New York, New York
May 26, 2005